Exhibit 23.2

CONSENT OF EXPERT

April 2, 2015

Sportsman’s Warehouse Holdings, Inc.

7035 South High Tech Drive

Midvale, Utah 84047

Re: Report on Sportsman’s Warehouse’s Growth Potential

Ladies and Gentlemen:

This letter confirms that Buxton Company (“Buxton”) hereby consents to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-195338) of Sportsman’s Warehouse Holdings Inc. (the “Company”) to the Company naming Buxton as a source of information and data relating to the growth potential of the Company included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2015.

Sincerely,

Buxton Company

/s/ David Glover
By: David Glover
Title: Chief Financial Officer